Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES SECOND QUARTER FISCAL 2010 RESULTS

SAN JOSE, CA (April 26, 2010) - Sanmina-SCI Corporation (the “Company”/Nasdaq: SANM), a leading global Electronics Manufacturing Services (EMS) company, today reported financial results for the second fiscal quarter ended April 3, 2010.

Second Quarter Fiscal 2010 Highlights

•                  Revenue of $1.53 billion, in line with outlook of $1.45 - $1.55 billion

•                  GAAP gross margin of 7.7 percent, 30 bps Q/Q and 200 bps Y/Y improvement

•                  GAAP operating margin of 3.0 percent, 30 bps Q/Q and 410 bps Y/Y improvement

•                  Non-GAAP gross margin of 7.8 percent, 20 bps Q/Q and 190 bps Y/Y improvement

•                  Non-GAAP operating margin of 3.7 percent, 40 bps Q/Q and 270 bps Y/Y improvement

Q/Q — compared to the prior quarter

Y/Y — compared to the same quarter a year ago

Revenue for the second quarter was $1.53 billion, up 3.3 percent compared to $1.48 billion in the prior quarter ended January 2, 2010 and up 27.8 percent compared to $1.20 billion in the same period a year ago.

GAAP Financial Results(1)

GAAP net income in the second quarter was $10 million, a diluted earnings per share of $0.12, compared to a net income of $59 million, a diluted earnings per share of $0.74 in the prior quarter.  GAAP net loss for the same period a year ago was $38 million, a diluted loss per share of $0.45.

Non-GAAP Financial Results(1)(2)

Non-GAAP gross profit in the second quarter was $120 million, or 7.8 percent of revenue, up 20 basis points, compared to gross profit of $112 million, or 7.6 percent of revenue in the prior quarter.  Non-GAAP gross profit for the same period a year ago was $71 million, or 5.9 percent of revenue.

Non-GAAP operating income was $56 million, up 14.7 percent, compared to $49 million in the prior quarter and up 390 percent compared to $11 million in the same period a year ago.  Operating margin for the second quarter was 3.7 percent, up 40 basis points, compared to 3.3 percent in the prior quarter and a 270 basis point improvement compared to 1 percent in the second quarter fiscal 2009.

Non-GAAP net income in the second quarter was $24 million, a diluted earnings per share of $0.29, compared to a net income of $18 million, a diluted earnings per share of $0.23 in the prior quarter.  Non-GAAP net loss for the same period a year ago was $31 million, a diluted loss per share of $0.37.

	Three Month Periods
(In millions, except per share data)	Q2:2010	Q1:2010	Q2:2009

Revenue	$1,527	$1,478	$1,195
GAAP:
Net income (loss)	$10	$59	$(38)
Diluted earnings (loss) per share(1)	$0.12	$0.74	$(0.45)
Non-GAAP(2):
Gross profit	$120	$112	$71
Gross margin	7.8%	7.6%	5.9%
Operating income	$56	$49	$11
Operating margin	3.7%	3.3%	1.0%
Net income (loss)	$24	$18	$(31)
Diluted earnings (loss) per share(1)	$0.29	$0.23	$(0.37)

Balance Sheet Results

As of April 3, 2010 cash and cash equivalents amounted to $673 million, compared to $727 million for the quarter ended January 2, 2010.  Cash cycle days were 42 days and inventory turns were 7.1x for the quarter.

“This was our fourth consecutive quarter of solid financial performance and I am pleased with our progress and execution to plan.  We are confident that as demand continues to improve, our operating leverage will drive margin expansion in 2010.  We believe that our strategy to focus on higher value added services, diversified markets and innovative technologies will allow us to capitalize on opportunities with new and existing customers, positioning Sanmina-SCI extremely well for the future,” stated Jure Sola, Sanmina-SCI’s Chairman and Chief Executive Officer.

Third Quarter Fiscal 2010 Outlook

The following forecast is for the third fiscal quarter ending July 3, 2010.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.55 billion to $1.65 billion

•                  Non-GAAP diluted earnings per share between $0.30 to $0.36

Sanmina-SCI Makes Strategic Move to Expand RF/Microwave and Micro/Opto-Electronic Capabilities

The Company has executed a definitive agreement to acquire BreconRidge Corporation, an innovative design, engineering and manufacturing services provider for RF/microwave and micro/opto-electronic products that service the networking/communications, medical, industrial, aerospace and defense markets.  As part of the transaction, Sanmina-SCI will acquire a world-class design and engineering team with expertise in advanced broadband applications (currently up to 100+ Gb/s) and wireless/radar/satellite applications, and state of the art manufacturing operations in Canada and China.

The agreement is subject to certain customary closing conditions and is expected to close in the next 30 days.  The purchase price will be up to $53 million, including equity and assumption of certain liabilities and is subject to post closing adjustments.  BreconRidge’s revenue run rate is approximately $45 million per quarter. The Company expects revenue to be in the range of $250 to $300 million per year over the next twelve months with the increase in technology and service offerings.  The transaction is expected to be accretive to earnings per share on a non-GAAP basis within the first year.

“This acquisition strengthens both our position and our customer base in RF/microwave and micro/opto-electronic technologies.  We are excited to work with BreconRidge’s great customers and look forward to continuing to provide them with enhanced design, engineering and manufacturing capabilities.  Upon completion of this transaction, Sanmina-SCI will be the leading electronics manufacturing services provider for these rapidly expanding leading-edge technologies,” stated Sola.

(1)Earnings Per Share Calculation

The Company completed a reverse split of its common stock at a ratio of one for six, effective August 14, 2009. Earnings per share data contained in this release for periods prior to such date have been calculated on a post split basis.

(2)Non-GAAP Financial Information

In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  revenue, gross profit, gross margin, operating income, operating margin, net income (loss) and earnings (loss) per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements and discrete tax events), to the extent material or which we consider to be of a non-operational nature in the applicable period.  See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides third quarter outlook information only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

Company Conference Call Information

Sanmina-SCI will hold a conference call regarding this announcement on Monday, April 26, 2010 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 68715353.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, renewable energy and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the closing date and anticipated benefits of the Company’s pending acquisition of BreconRidge and the Company’s outlook for future revenue and earnings per share and statements concerning future customer demand and growth constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including failure of future sales from BreconRidge to meet forecasts, any failure to obtain any required approvals for the closing of the BreconRidge acquisition, a return of adverse conditions in the market for the Company’s customers’ products and the global economy as a whole, which could negatively impact the Company’s revenue and the Company’s customers’ ability to pay for the Company’s products; additional customer bankruptcy filings; supply shortages, negatively impacting pricing, inventory levels and shipping schedules; the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; any failure of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; the need to adopt future restructuring plans as a result of changes in the Company’s business; and the other factors set forth in the Company’s annual report for fiscal 2009 filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF

Schedule I

The tables contained above include non-GAAP measures of revenue, gross profit, gross margin, operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring and integration expenses, impairment charges, amortization charges and other infrequent items, including customer bankruptcy impacts, to the extent material or which we consider to be of a non-operational nature in the applicable period.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring and Integration Costs, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the integration of acquired businesses into our operations, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges resulting primarily from the Company’s net book value exceeding its market capitalization due to weak macroeconomic conditions, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity or availability under its credit facilities. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict and generally not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.

Sanmina-SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	April 3,	October 3,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$672,962	$899,151
Accounts receivable, net	819,359	668,474
Inventories	815,652	761,391
Prepaid expenses and other current assets	80,941	78,128
Assets held for sale	70,610	68,902
Total current assets	2,459,524	2,476,046

Property, plant and equipment, net	539,322	543,497
Other non-current assets	84,882	104,354
Total assets	$3,083,728	$3,123,897

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$884,618	$780,876
Accrued liabilities	111,554	140,926
Accrued payroll and related benefits	107,805	98,408
Current portion of long-term debt	—	175,700
Total current liabilities	1,103,977	1,195,910

Long-term liabilities:
Long-term debt	1,261,340	1,262,014
Other	113,953	146,903
Total long-term liabilities	1,375,293	1,408,917

Total stockholders’ equity	604,458	519,070
Total liabilities and stockholders’ equity	$3,083,728	$3,123,897

Sanmina-SCI Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 3,	March 28,	April 3,	March 28,
	2010	2009	2010	2009

Net sales	$1,527,451	$1,195,107	$3,005,753	$2,614,371
Cost of sales	1,409,974	1,126,517	2,778,589	2,461,983
Gross profit	117,477	68,590	227,164	152,388

Operating expenses:
Selling, general and administrative	63,557	57,055	125,972	120,042
Research and development	3,252	4,720	6,350	8,912
Amortization of intangible assets	1,059	1,023	2,237	2,673
Restructuring and integration costs	3,871	15,574	7,209	24,809
Asset impairment	500	3,384	500	7,182
Total operating expenses	72,239	81,756	142,268	163,618

Operating income (loss)	45,238	(13,166)	84,896	(11,230)

Interest income	597	1,829	978	5,279
Interest expense	(26,580)	(28,112)	(53,357)	(57,295)
Other income, net	120	4,923	39,775	5,476
Interest and other income, net	(25,863)	(21,360)	(12,604)	(46,540)

Income (loss) before income taxes	19,375	(34,526)	72,292	(57,770)

Provision for income taxes	9,284	3,412	2,819	5,841

Net income (loss)	$10,091	$(37,938)	$69,473	$(63,611)

Basic income (loss) per share	$0.13	$(0.45)	$0.88	$(0.74)
Diluted income (loss) per share	$0.12	$(0.45)	$0.85	$(0.74)

Weighted-average shares used in computing per share amounts:
Basic	79,001	83,453	78,808	85,410
Diluted	82,782	83,453	81,773	85,410

Sanmina-SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	April 3,	January 2,	March 28,	April 3,	March 28,
	2010	2010	2009	2010	2009

GAAP Revenue	$1,527,451	$1,478,302	$1,195,107	$3,005,753	$2,614,371
Adjustments
Customer bankruptcy reorganization (1)	—	—	—	—	5,000
Non-GAAP Revenue	$1,527,451	$1,478,302	$1,195,107	$3,005,753	$2,619,371

GAAP Gross Profit	$117,477	$109,687	$68,590	$227,164	$152,388
GAAP gross margin	7.7%	7.4%	5.7%	7.6%	5.8%
Adjustments
Stock compensation expense (2)	2,040	2,066	2,000	4,106	3,865
Amortization of intangible assets	—	—	—	—	233
Customer bankruptcy reorganization (1)	—	—	—	—	10,000
Non-GAAP Gross Profit	$119,517	$111,753	$70,590	$231,270	$166,486
Non-GAAP gross margin	7.8%	7.6%	5.9%	7.7%	6.4%

GAAP operating income (loss)	$45,238	$39,658	$(13,166)	$84,896	$(11,230)
GAAP operating margin	3.0%	2.7%	-1.1%	2.8%	-0.4%
Adjustments
Stock compensation expense (2)	5,352	4,652	4,326	10,004	8,488
Amortization of intangible assets	1,059	1,178	1,023	2,237	2,906
Stock option investigation	—	—	300	—	450
Customer bankruptcy reorganization (1)	—	—	—	—	10,000
Restructuring and integration costs	3,871	3,338	15,574	7,209	24,809
Asset impairment	500	—	3,384	500	7,182
Non-GAAP operating income	$56,020	$48,826	$11,441	$104,846	$42,605
Non-GAAP operating margin	3.7%	3.3%	1.0%	3.5%	1.6%

GAAP net income (loss)	$10,091	$59,382	$(37,938)	$69,473	$(63,611)

Adjustments:
Operating income adjustments (see above)	10,782	9,168	24,607	19,950	53,835
Net gain on derivative financial instruments and other (3)	—	—	—	—	(4,993)
Impairment of long-term investment	—	—	1,000	—	1,000
Gain on sale of business	—	(3,710)	—	(3,710)	—
(Gain) / loss on repurchase of debt (4)	—	828	(13,490)	828	(13,490)
Gain from litigation settlement (5)	—	(35,556)	—	(35,556)	—
Nonrecurring tax items	3,164	(11,644)	(5,128)	(8,480)	(4,458)
Non-GAAP net income (loss)	$24,037	$18,468	$(30,949)	$42,505	$(31,717)

Non-GAAP Basic Income (Loss) Per Share:	$0.30	$0.23	$(0.37)	$0.54	$(0.37)

Non-GAAP Diluted Income (Loss) Per Share:	$0.29	$0.23	$(0.37)	$0.52	$(0.37)

Weighted-average shares used in computing Non-GAAP per share amounts:
Basic	79,001	78,615	83,453	78,808	85,410
Diluted	82,782	80,575	83,453	81,773	85,410

(1)   Relates to revenue reversal and inventory reserves associated with a customer’s bankruptcy reorganization announcement.

(2)   Stock compensation expense was as follows:

	Three Months Ended			Six Months Ended
	April 3,	January 2,	March 28,	April 3,	March 28,
	2010	2010	2009	2010	2009

Cost of sales	$2,040	$2,066	$2,000	$4,106	$3,865
Selling, general and administrative	3,208	2,487	2,237	5,695	4,449
Research and development	104	99	89	203	174
Stock compensation expense - total company	$5,352	$4,652	$4,326	$10,004	$8,488

(3)          Relates primarily to a gain on interest rate swaps not accounted for as hedging instruments during a portion of Q1 FY09 due to termination of a swap.

(4)   Represents gain or loss, including write-off of unamortized debt issuance costs, on debt redeemed prior to maturity.

(5)   Represents cash received in connection with a litigation settlement.